[Haskell & White LLP Letterhead]

Securities and Exchange Commission 100 F Street, N. E. Washington, D.C. 20549

Re: American Mold Guard, Inc.

Ladies and Gentlemen:

     We have read Item 4.01 of Form 8-K dated April 15, 2008, of American Mold Guard, Inc. (the “Registrant”), and we agree with the statements contained in the three paragraphs under “Changes in Registrants Certifying Accountant”. We have no basis to agree or disagree with other statements of the Registrant contained in the Form 8-K.

Very truly yours, /s/ Haskell & White LLP Irvine, California April 24, 2008